Exhibit 3-a

                                STATE OF DELAWARE
                            CERTIFICATE OF AMENDMENT
                         OF CERTIFICATE OF INCORPORATION
                                       OF
                             GREENSHIFT CORPORATION


GreenShift Corporation (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware ("GCL") does hereby certify:

FIRST: That by written consent in lieu of meeting dated January 11, 2008, the Board of Directors of the Corporation duly adopted a resolution setting forth proposed amendments of the Certificate of Incorporation of the Corporation, declaring said amendments to be advisable and calling for the approval of the amendments by the stockholders. The resolutions setting forth the proposed amendments are as follows:


     RESOLVED, that the Certificate of Incorporation of this Corporation be amended as follows:

By amending Article FIRST thereof so that, as amended, said Article shall be and read as follows:


     FIRST: The name of the Corporation is Carbonics Capital Corporation (the "Corporation").

By amending the first sentence of Article FOURTH thereof so that, as amended, said sentence shall be and read as follows:

     FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 520,000,000, of which 500,000,000 shares with a par value of $0.001 each shall be Common Stock and of which 20,000,000 shares with a par value of $0.001 each shall be Preferred Stock.

By adding the following section to Article FOURTH:


     Reverse Split of Common Stock. On February 11, 2008 at 6:00 p.m. Eastern Standard Time (the "Effective Time") a reverse stock split ("Reverse Stock Split") will occur, as a result of which each twenty (20) issued and outstanding shares of Common Stock of the Corporation ("Old Common Stock") shall automatically, without further action on the part of the Corporation or any holder of such Common Stock, be reclassified and converted into one
     (1) share of the Corporation's Common Stock ("New Common Stock"). The Reverse Stock Split will be effected as follows:

     (a) Following the Effective Time, each holder of a certificate(s) representing outstanding shares of the Corporation's Old Common Stock ("Old Certificate(s)") will be entitled to receive, upon surrender of such Old Certificate(s) to the Corporation's transfer agent (the
          "Agent")  for  cancellation,   a  certificate(s)  ("New  Certificate")
          representing the number of shares of New Common Stock owned by such stockholder following the Reverse Stock Split.

     (b) From and after the Effective Time, Old Certificates shall confer no right upon the holders thereof other than the right to exchange them for the New Certificates pursuant to the provision hereof.

     (c) The Corporation will not issue fractional shares. The number of shares to be issued to each shareholder will be rounded up to the nearest whole number if, as a result of the Reverse Stock Split, the number of shares owned by any shareholder would not be a whole number.

SECOND: That thereafter, pursuant to resolution of the Board of Directors, stockholders of the Corporation representing the necessary number and class of shares as required by statute, acting by written consent in lieu of meeting in accordance with Section 228 of the GCL, consented to the adoption of said amendment by signing the consent setting forth said amendment and delivered the signed consent to the Corporation as required by the provisions of said Section 228.

THIRD: That said amendment was duly adopted in accordance with the provisions of
Section 242 of the GCL.

FOURTH: That the effective date of this amendment shall be February 11, 2008.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed this 6th day of February, 2008.


                                    GREENSHIFT CORPORATION

                                    By: /s/ Kevin Kreisler
                                    -----------------------------------
                                            Kevin Kreisler
                                            Chairman and Chief Executive Officer